Exhibit 99.1

Cano Petroleum Announces Fiscal Year End and Fourth Quarter 2009 Results and Operations Update

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex:CFW) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2009.

2009 Fiscal Year Results

For the fiscal year ended June 30, 2009, Cano reported net income applicable to common stock of $7.9 million, or $0.19 per share, a $29.5 million improvement as compared to the $21.6 million loss applicable to common stock for the 2008 fiscal year.  Net income increased as a function of a $36.9 million gain on derivatives ($75.7 million improvement), preferred stock repurchased for less than the carrying amount of $10.9 million, income from discontinued operations of $11.5 million ($8.0 million improvement) and lower preferred stock dividends of $1.4 million. These positive factors were partially offset by higher operating expenses of $49.7 million ($38.1 million of which was non-cash), lower operating revenues of $9.3 million, lower deferred income tax benefit of $7.1 million and a $0.7 million goodwill impairment.

Revenue for the fiscal year ended June 30, 2009, was $25.4 million, down 27% compared to $34.7 million for the fiscal year ended June 30, 2008. The dramatic fall in commodity prices from July 2008 through December 2008, further impacted by the widening of differentials for the same period, and the continued fall in natural gas prices from January 2009 through June 2009, partially offset by a recovery in oil prices since April 2009 resulted in a $12.0 million decrease in revenue, offset by a $3.7 million increase from improved crude oil sales volumes, partially offset by a $1.0 million decrease due to lower natural gas sales volumes.  For the fiscal year ended June 30, 2009, Cano’s sales were 309 MBbls of oil and 776 MMcf of natural gas, or 438 MBOE, a 9% increase compared to the prior fiscal year. During the current fiscal year reporting period, the average prices the Company received for its oil and natural gas were $62.17 per barrel and $7.57 per Mcf, respectively, or $57.23 per BOE. For the prior fiscal year ending June 30, 2008, oil sales were 249 MBbls at an average price of $94.08 per barrel and natural gas sales were 908 MMcf at an average price of $11.99 per Mcf, or 401 MBOE at an average price of $85.72 per BOE.  Operating expenses increased by $49.7 million for the 2009 fiscal year as compared with last year. The increase is primarily attributable to (i) $26.7 million in impairments to our Barnett Shale properties, (ii) $11.4 million exploratory expense at our Duke Sand waterflood as a result of shutting-in our Barnett Shale wells, the source of water for the waterflood, (iii) increased lease operating expenses of $5.5 million (Panhandle of $4.2 million as relates to increased workover activity, Cato of $2.1 million to support increased production, partially offset by lower expenses at Desdemona of $1.1 million), (iv) higher G&A expenses of $4.3 million primarily due to higher litigation costs pertaining to the settlement costs and legal fees pertaining to the Panhandle fire litigation and (v) higher depletion/depreciation expense of $1.8 million due to capital expenditures incurred during the past two years.  On a BOE basis, lease operating expense for the 2009 fiscal year increased to $41.28, as compared to $32.69 for the prior fiscal year.

Interest expense for the 2009 fiscal year was $0.5 million, down $0.3 million from the prior year period. Interest expense was reduced in each year by $1.4 million and $2.5 million, respectively, as we capitalized interest with respect to our waterflood and ASP projects. We recorded preferred stock dividends of $2.7 million and $4.1 million for 2009 and 2008, respectively. Fifty-nine percent of our preferred stock dividends paid during the 2009 fiscal year were paid in-kind, with the balance paid in cash.

Fourth Quarter Results

For the three months ended June 30, 2009, Cano reported net daily production of 1,309 BOEPD, up 4% compared to the third quarter of the 2009 fiscal year and up 15% compared to the fourth quarter of the 2008 fiscal year. Crude oil production was up 6% compared to the third quarter of the 2009 fiscal year and up 21% compared to the prior year fourth quarter due to increased production from the Cato Field.  This was partially offset by reductions in our natural gas sales, particularly at our Barnett Shale property, where we continue to experience normal operating declines, as we ceased drilling activity in early 2008 and have shut-in natural gas wells due to low commodity prices.

Cano reported a net loss applicable to common stock of $16.4 million, or $0.36 per share. Net income was negatively impacted by unfavorable movement in commodity prices.  Further, we incurred a $11.4 million (pre-tax) non-cash impairment at our Duke Sand waterflood as the primary water source for the flood was our now shut-in Barnett Shale wells.  Additionally, as a result of shutting-in the Barnett Shale wells we recognized a $4.3 million impairment.  The loss was further impacted by a $6.9 million unrealized loss on commodity derivatives as crude oil prices improved from March 31, 2009 levels.

Revenue for the three month period ended June 30, 2009, was $5.7 million, down 49% compared to $11.2 million for the prior year period. During the period, Cano’s oil sales were 88 MBbls, up 26% (70 MBbls in 2008) and 205 MMcf of natural gas, up 3% (199 MMcf in 2008), or 123 MBOE, up 19% (103 MBOE in 2008). Fourth quarter net production increased as a function of waterflood response seen at our Cato Field and increased crude oil and natural gas sales at our Panhandle Field due to development activities. This increase was partially offset by natural field declines and shut-in production at our Barnett Shale properties. During the quarter, the average prices we received for oil and natural gas were $52.57 per barrel of oil and $5.02 per Mcf of gas, respectively, or $46.31 per

BOE. For the same period ending June 30, 2008, oil prices averaged $118.80 per barrel, and natural gas prices averaged $14.33 per Mcf, or $108.21 per BOE.

Liquidity

Under our senior credit agreement, the initial and current borrowing base is $60.0 million, based upon our proved reserves. At June 30, 2009, our remaining available borrowing capacity under the senior credit agreement was $19.3 million ($13.8 million at September 28, 2009). Our borrowing base is to be redetermined based upon our June 30, 2009 reserve report.  We have submitted our reserve report and other financial information to our lenders for purposes of this redetermination.

At June 30, 2009, we were in compliance with the debt covenants contained in our senior and subordinated credit agreements. However, we may not be in compliance with all of our financial covenants when we complete the twelve-month period ending December 31, 2009 since our covenant calculations will no longer benefit from the gain on the sale of our Pantwist Properties.  If a combination of increased production, rising commodity prices, changes in our capital structure and other actions do not occur by December 31, 2009, we anticipate not being in compliance with the covenants. In that event, we will seek covenant relief from our lenders.

We have taken, and are considering taking, actions to ensure the aforementioned covenant compliance and sufficient liquidity to meet our obligations, including funding our current capital expenditure budget of $13.9 million. Actions we have taken during the six-month period ended June 30, 2009 to improve liquidity include: negotiating lower service rates with vendors, making employee workforce reductions and shutting-in uneconomic wells.  Additionally, we have derivative contracts in place to protect us from falling crude oil and natural gas commodity prices (through December 2012) and rising interest rates (through January 2012).

During each year of our prior five-years in existence, we have successfully accessed the credit and capital markets to fund our operations and capital needs.  We believe the combination of (i) cash on hand, (ii) cash flow generated from the expected success of prior capital development projects, (iii) debt available under our credit agreements and (iv) our ability to access the equity markets, provide sufficient means to conduct our operations, meet our contractual obligations and undertake our capital expenditure program for the 2010 fiscal year.

Reserves / Capital Expenditures

Our reserve report, prepared by independent engineers, dated June 30, 2009, estimated total proved reserves of 49.1 MMBOE as compared with last year’s reserves of 53.2 MMBOE. The decrease was primarily a result of the sales of our Corsicana and Pantwist Properties (2.6 MMBOE), the fall in commodity prices from June 30, 2008 to December 31, 2008 that led to our impairing 2.3 MMBOE at our Desdemona Barnett Shale property and other revisions primarily driven by the fall in commodity prices which changed the forecasted economic lives of our assets (1.4 MMBOE).  These decreases were offset by positive extensions and discoveries at our Cato field (2.6 MMBOE). Capital expenditures for the year were approximately $52.6 million, including $27.6 million at Cato, $18.7 million at Panhandle, $2.3 million at Nowata and $3.3 million at Desdemona.

Financial Data

Detailed financial data, including the income statement, balance sheet and current hedge positions are included in the following pages.

Operations Update

Total Company Production: Production for the fourth quarter ended June 30, 2009 averaged 1,309 BOEPD, up 4% from the third quarter of the 2009 fiscal year and up 15% from the fourth quarter ended June 30, 2008.  Fourth quarter production as compared to third quarter production was positively impacted by increases at the Cato waterflood of 6% to average 333 net BOEPD. Production at the Panhandle field was up 4% to average 625 net BOEPD. For the 2009 fiscal year, production increased 11%, from 1,123 BOEPD to 1,252 BOEPD.  Year-on-year production was primarily driven by increases at our Cato Field, where production was up 123%.

Production for the month of August 2009 averaged 1,209 net BOEPD. We are projecting first quarter production to be down approximately 90 BOEPD as compared to the fourth quarter of the 2009 fiscal year. Desdemona will be down approximately 20 BOEPD due to shutting-in our Barnett Shale production.  The Cockrell Ranch waterflood production will be down roughly 40 BOEPD for surveillance, as described below. Additionally in the Panhandle, one of our gas purchasers is experiencing an unplanned plant outage that started in mid-August and has lasted through late September; therefore, production for August and September will be off by roughly 30 BOEPD for the quarter.  Lastly, at Cato, as we expanded the waterflood footprint, and added new injection wells, we have had to re-allocate injection water.  As we moved injection to areas of the field that had not been previously affected with prior pilot injection, waterflood production was flat to down slightly as we expanded the pattern and created new injection points in June, July and August. With the new water source coming on-line in September, and injection now at 16,000 BWPD, we are seeing waterflood production volumes start to increase again.  Cato production was back up to 330 BOEPD by the end of September 2009.

Cato Properties — Cato Field.  The Cato Field waterflood has performed exceptionally well in its initial phase of development. Phase I encompasses 19 on-line, water injection wells and 29 producing wells. Since the injection permits were received in September 2008, we have steadily increased fluid injection from 7,000 barrels of water per day to over 16,000 barrels of water per day.  Corresponding direct waterflood production response has grown from five infill producers, directly offsetting prior Amoco pilot injection wells, in December 2008, to 29 pattern well producers seeing direct response as of June 30, 2009.  In February 2009, we expanded the footprint of this initial phase of the Cato waterflood from 550 to roughly 640 acres.

In the fourth quarter we completed injection plant capacity improvements, as we had contemplated when we increased our capital expenditures budget early this year. We now have ten sub-pumps operating, with more planned to be installed, as a result of increasing production pattern response and corresponding high fluid levels.  Our 2010 fiscal year capital plan will add two to three new injection wells and enlarge the waterflood footprint to approximately 1,000 acres.  We recently identified a new source of water, that we control, in a non-productive interval, that we believe will be able to produce 2,000 to 4,000 barrels of water per day per well, allowing us to increase our daily injection rate and continue the expansion of the waterflood footprint. This zone has been penetrated in a number of existing wellbores in the field. As we develop this new water source, we will be able to increase the waterflood footprint without realizing a drop in injection rate at our existing injectors and maintain production from existing producers. Our goal is to add 4,000 to 6,000 barrels of injection per day to our waterflood pattern to achieve total pattern injection of 21,000 barrels of water per day. Net production at Cato averaged 316 BOEPD in June 2009.

Panhandle Properties:  During the quarter ended June 30, 2009, we maintained our average daily water injection rate at the Cockrell Ranch Unit at roughly 75,000 barrels per day.  This resulted in increasing our average daily production at the Cockrell Ranch Unit from approximately 80-100 net BOEPD between June and December 2008 to maintaining 100-120 net BOEPD production through June 30, 2009. While crude oil production continues to increase at Cockrell Ranch, the gains are below our expectations.  Based on actual performance of the waterflood through June 30, 2009, our third party engineer, Miller & Lents, Ltd. reclassified 724 MBOE of PDP reserves back to PUD.  After considering this reclassification, the remaining amount of the prior year conversion of PUD to PDP reserves is 674 MBOE.  We have retained Netherland & Sewell to assist us with reservoir analysis and simulation modeling at the Cockrell Ranch. We are currently in the process of establishing a controlled injection pattern to gauge the effects of optimizing water injection into the highest remaining crude oil saturation intervals of the Brown Dolomite formation.  In essence, we are performing a “mini-flood” in the key target interval at the Cockrell Ranch. The result of this field observation, coupled with rigorous reservoir simulation modeling, should return an optimal pattern configuration to move the project forward into a more predicable production response profile. Moreover, the field observation and modeling results will improve the planning of future development programs for the remaining Panhandle Properties leases. Waterflood production was curtailed from the previously reported 100-120 BOEPD to approximately 60-80 BOEPD during the test period.  All previous production will have been restored by the end of September 2009. The results of the controlled injection project and the Netherland & Sewell reservoir simulation should be completed by calendar year end.

The 2009 fiscal year capital development plan provided for the development of only one mini-flood phase, the Harvey Unit.  The Harvey Unit had its waterflood permit application approved by the Texas Railroad Commission on October 20, 2008. The mini-flood consists of six injection wells and 13 producing wells, of which four were new wells to be drilled (completed on January 5, 2009). We initiated injection at the Harvey Unit on March 30, 2009 at a rate of 2,500 barrels per day. Benefiting from our experience at the Cockrell Ranch, the “mini-flood” at the Harvey is completed only in the highest oil saturation intervals.

During the 2009 fiscal year, we received approval for the Pond Lease and the Olive-Cooper Lease mini-flood permits from the Texas Railroad Commission.  As a result of the reduction in our capital plan and a focus on our Cato Properties, we slowed the filing of our other Panhandle mini-flood permits. We now expect to file the appropriate waterflood permits for the remaining three mini-floods by April 2010.  Net production at the Panhandle Properties for June 2009 was 627 BOEPD.

Desdemona Properties:  During the 2008 fiscal year we initiated the development of the Duke Sand Waterflood on our Desdemona Properties. Through June 30, 2009, we have injected over 1.5 million barrels of water into a pilot location of the Duke Sand reservoir. Our Barnett Shale natural gas wells were the primary source of water for the waterflood. During July 2009, we shut-in our remaining Barnett Shale producing wells due to the outlook for natural gas prices.  Accordingly, the source for water injection for our Duke Sand waterflood pilot ceased. We continue to believe that this reservoir is an excellent secondary and tertiary recovery candidate; however, there are no current plans to develop this project in the foreseeable future. We had no proved reserves for the Duke Sand Waterflood pilot project.

As mentioned above, in July 2009, we shut-in our Barnett Shale natural gas wells, and, based upon the current and near-term outlook of natural gas prices, we have no plans to return these wells to production in the foreseeable future.

Net production for June 2009 at the Desdemona Properties was 54 BOEPD. Based upon the previously discussed shut-in wells, the outlook for production is estimated to be 30-35 BOEPD.

Nowata Properties: Our ASP tertiary recovery pilot project has been in full operation since December 2007. Through June 30, 2009, we have injected close to .40 PVI of ASP and polymer flush. We drilled and completed four observation wells in December 2008 to enable us to test flood-front results in the pilot project. We completed injecting our polymer flush during June 2009.  Preliminary results have yielded a two-to-three-fold increase in producing oil in our pilot observation area. We are pleased with the observation wells results, and will be performing further testing of the properties of the produced fluid to gauge the effectiveness of the current ASP recipe. We anticipate completing the full ASP Pilot performance analysis within the next three months. There are currently no proved reserves associated with the ASP Pilot. Net production for June 2009 at the Nowata Properties was 229 BOEPD.

Pantwist Properties: On October 1, 2008, we completed the sale of our wholly-owned subsidiary, Pantwist, LLC, to Legacy Reserves LP (NASDAQ: LGCY) for a net purchase price of $40.0 million consisting of a $42.7 million purchase price adjusted for $2.1 million of net cash received from discontinued operations during the three months ended September 30, 2008 and $0.6 million of advisory fees. The sale had an effective date of July 1, 2008. At October 1, 2008, we recorded a pre-tax gain associated with the sale, exclusive of discontinued operating income, of approximately $19.2 million ($12.2 million after-tax). All current tax liabilities associated with such gain were offset by existing net operating losses. We used the entire $42.1 million net cash proceeds received from the transaction and cash on hand to pay down amounts outstanding under our senior credit agreement on October 1, 2008.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “In the midst of a very challenging market, our team has made significant progress on multiple fronts, including:

•                  Raised $54 million in equity capital,

•                  Sold non-core assets totaling $43 million,

•                  Entered into two new credit facilities,

•                  Implemented annualized cost reductions of approximately $4 million, and

•                  Repurchased of 40% of our Preferred Stock at discounted rates.

Additionally, overall fourth quarter company production grew by 19%, most notably oil production grew by 26% despite not drilling a new producing well in almost a year.  These results are a testament to both the quality of our operational team and of our assets.  Johnson added, “It would be remiss of me not to acknowledge my disappoint in our share price. However, our operational results coupled with the achievements listed above provide our shareholders with a stronger platform to grow value.”

Earnings Call

Details for our year-end earnings and operations call will be distributed separately on Tuesday, September 29th.

ABOUT CANO PETROLEUM:

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE AMEX under the ticker symbol “CFW”. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For investor inquiries, contact:

Ben Daitch

Senior Vice President & CFO

Cano Petroleum, Inc.

877.698.0900

INFO@canopetro.com

CANO PETROLEUM, INC.

Operating Revenue Summary

Three and Twelve Months Ended June 30, 2009 and 2008

	Quarter ended June 30,		Increase	Fiscal Year ended June 30,		Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Operating Revenues (in thousands)	$5,673	$11,196	$(5,523)	$25,409	$34,650	$(9,241)
Sales
• Crude Oil (MBbls)	88	70	18	309	249	60
• Natural Gas (MMcf)	205	199	6	776	908	(132)
• Total (MBOE)	123	103	20	439	401	38
Average Realized Price
• Crude Oil ($/ Bbl)	$52.57	$118.80	$(66.23)	$62.17	$94.08	$(31.91)
• Natural Gas ($/ Mcf)	$5.02	$14.33	$(9.31)	$7.57	$11.99	$(4.42)
• Crude Oil ($/ Bbl)	$46.31	$108.21	$(61.90)	$57.23	$85.72	$(28.49)

Hedging Schedule

As of June 30, 2009, we maintained the following commodity derivative contracts:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
7/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
7/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

On September 11, 2009, we entered into two fixed price commodity swap contracts based on WTI crude oil prices as summarized in the table below.

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700

CANO PETROLEUM, INC.

Consolidated Balance Sheets

	June 30,
In Thousands, Except Shares and Per Share Amounts	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$392	$697
Accounts receivable	2,999	3,916
Deferred tax assets	—	3,592
Derivative assets	4,955	—
Inventory and other current assets	810	642
Assets held for sale	—	25,912
Total current assets	9,156	34,759
Oil and gas properties, successful efforts method	288,857	247,930
Less accumulated depletion and depreciation	(40,208)	(7,962)
Net oil and gas properties	248,649	239,968
Fixed assets and other, net	3,240	2,096
Derivative assets	2,882	125
Goodwill	101	786
TOTAL ASSETS	$264,028	$277,734
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,434	$8,679
Accrued liabilities	2,003	2,840
Deferred tax liabilities	1,431	—
Liabilities associated with discontinued operations	—	1,324
Oil and gas sales payable	702	815
Derivative liabilities	159	9,978
Current portion of asset retirement obligations	86	345
Total current liabilities	8,815	23,981
Long-term liabilities
Long-term debt	55,700	73,500
Asset retirement obligations	2,818	2,865
Deferred litigation credit	—	6,000
Derivative liabilities	—	16,390
Deferred tax liabilities	22,831	26,062
Total liabilities	90,164	148,798
Temporary equity
Series D convertible preferred stock and cumulative paid-in-kind dividends; par value $.0001 per share, stated value $1,000 per share; 49,116 shares authorized; 23,849 and 44,474 shares issued at June 30, 2009 and 2008, respectively; liquidation preference at June 30, 2009 and 2008 of $26,987 and $48,353, respectively	25,405	45,086
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,297,910 and 45,594,833 shares issued and outstanding, respectively, at June 30, 2009; and 40,523,168 and 39,254,874 shares issued and outstanding, respectively, at June 30, 2008	5	4
Additional paid-in capital	189,526	121,831
Accumulated deficit	(40,375)	(37,414)
Treasury stock, at cost; 1,703,077 and 1,268,294 shares at June 30, 2009 and 2008, respectively	(697)	(571)
Total stockholders’ equity	148,459	83,850
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$264,028	$277,734

CANO PETROLEUM, INC.

Consolidated Statements of Operations

	Quarter Ended June 30,		Years Ended June 30,
In Thousands, Except Per Share Data	2009	2008	2009	2008
Operating Revenues:
Crude oil sales	$4,645	$8,265	$19,222	$23,447
Natural gas sales	1,028	2,851	5,875	10,886
Other revenue	—	79	312	317
Total operating revenues	5,673	11,195	25,409	34,650
Operating Expenses:
Lease operating	4,932	4,513	18,842	13,273
Production and ad valorem taxes	498	781	2,352	2,454
General and administrative	2,595	4,157	19,156	14,859
Impairment of long-lived assets	4,272	—	26,670	—
Exploration expense	11,379	—	11,379	—
Depletion and depreciation	1,562	1,182	5,720	3,903
Accretion of discount on asset retirement obligations	79	52	305	204
Total operating expenses	25,317	10,685	84,424	34,693

Income (loss) from operations	(19,644)	510	(59,015)	(43)

Other income (expense):
Interest expense and other	(119)	(271)	(513)	(761)
Impairment of goodwill	—	—	(685)	—
Gain (loss) on derivatives	(4,665)	(26,281)	43,790	(31,955)
Total other income (expense)	(4,784)	(26,552)	42,592	(32,716)

Loss from continuing operations before income taxes	(24,428)	(26,042)	(16,423)	(32,759)
Deferred income tax benefit	8,442	9,389	4,712	11,767
Loss from continuing operations	(15,986)	(16,653)	(11,711)	(20,992)
Income from discontinued operations	92	1,150	11,480	3,471
Net loss	(15,894)	(15,503)	(231)	(17,521)
Preferred stock dividend	(469)	(1,351)	(2,730)	(4,083)
Preferred stock repurchased for less than carrying amount	—	—	10,890	—
Net income (loss) applicable to common stock	$(16,363)	$(16,854)	$7,929	$(21,604)

Net income (loss) per share - basic and diluted
Continuing operations	$(0.36)	$(0.50)	$(0.08)	$(0.70)
Discontinued operations	—	0.03	0.25	0.10
Net income (loss) per share - basic and diluted	$(0.36)	$(0.47)	$0.17	$(0.60)

CANO PETROLEUM, INC.
Consolidated Statements of Cash Flows

	Years Ended June 30,
In Thousands	2009	2008	2007
Cash flow from operating activities:
Net loss	$(231)	$(17,521)	$(790)
Adjustments needed to reconcile net loss to net cash provided by (used in) operations:
Unrealized loss (gain) on derivatives	(36,900)	29,370	1,810
Gain on sale of oil and gas properties	(19,246)	—	(3,811)
Exploration expense	11,379	—	—
Accretion of discount on asset retirement obligations	308	219	154
Depletion and depreciation	5,735	5,009	4,425
Impairment of oil and gas properties	30,186	—	—
Impairment of goodwill	685	—	—
Stock-based compensation expense	3,159	2,905	647
Deferred income tax expense (benefit)	1,731	(9,901)	(484)
Amortization of debt issuance costs and prepaid expenses	1,457	1,312	2,231
Treasury stock	(126)	—	—
Changes in assets and liabilities relating to operations:
Restricted cash	—	6,000	(6,000)
Accounts receivable	1,408	(844)	(521)
Derivative assets	2,423	(291)	(1,619)
Inventory and other current assets and liabilities	(1,244)	(1,077)	(794)
Accounts payable	(833)	405	510
Accrued liabilities	(6,271)	1,139	1,132
Oil and gas sales payable	(229)	303	(232)
Deferred litigation credit	—	—	6,000
Net cash provided by (used in) operations	(6,609)	17,028	2,658
Cash flow from investing activities:
Additions to oil and gas properties	(56,202)	(87,393)	(46,324)
Proceeds from sale of equipment used in oil and gas activities	—	3,000	—
Additions to fixed assets and other	(1,333)	(358)	(347)
Proceeds from sale of oil and gas properties	40,186	—	6,817
Net cash used in investing activities	(17,349)	(84,751)	(39,854)
Cash flow from financing activities:
Repayments of long-term debt	(128,500)	(23,000)	(68,750)
Borrowings of long-term debt	110,700	63,000	33,500
Payments for debt issuance costs	(933)	(507)	(190)
Proceeds from issuance of common stock, net	53,908	29,046	29,684
Proceeds from issuance of preferred stock, net	—	—	45,849
Repurchases of preferred stock	(10,377)	—	—
Payment of deferred offering costs	—	(287)	—
Payment of preferred stock dividend	(1,145)	(1,951)	(1,423)
Net cash provided by financing activities	23,653	66,301	38,670
Net decrease in cash and cash equivalents	(305)	(1,422)	1,474
Cash and cash equivalents at beginning of period	697	2,119	645
Cash and cash equivalents at end of period	$392	$697	$2,119
Supplemental disclosure of noncash transactions:
Payments of preferred stock dividend in kind	$1,585	$2,132	$1,747
Preferred stock repurchased for less than carrying amount	$10,890	$—	$—
Common stock issued for preferred stock conversion	$—	$4,642	$—
Common stock issued for acquisition of oil and gas properties	$—	$—	$1,854
Supplemental disclosure of cash transactions:
Cash paid during the period for interest	$1,852	$3,298	$3,074